SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
April 28, 2006 (April 27, 2006)
Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2515 McKinney Avenue, Suite 1200 Dallas, TX	75201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 303-3400
Not Applicable.

(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On April 27, 2006, we announced that Jack F. Callahan, will join Dean Foods as Executive Vice President and Chief Financial Officer. Mr. Callahan was previously the Senior Vice President of Corporate Strategy and Development at PepsiCo, Inc. He will report directly to Gregg Engles, our Chairman of the Board and Chief Executive Officer.
     Over the course of his 10 year tenure at PepsiCo, Mr. Callahan served in various capacities including Senior Vice President of Investor Relations for PepsiCo, Chief Financial Officer of Frito Lay International, and Vice President of Strategy and Planning at Frito Lay North America. Mr. Callahan’s prior experience also includes key roles at General Electric and McKinsey & Company.
     We entered into an agreement with Mr. Callahan pursuant to which we will pay him a pro-rated 2006 salary of $460,000, subject to annual increases beginning in 2007 at the discretion of the Compensation Committee of our Board of Directors. He will receive a one-time signing bonus of $100,000. Pursuant to our Executive Incentive Compensation Plan, a copy of which was filed as Exhibit 10.6 to our 2005 Annual Report on Form 10-K, he will be eligible to earn an annual bonus with a target amount equal to 70% of his base annual salary, subject to the achievement of certain earnings per share targets and individual performance goals. His 2006 bonus will be pro-rated based on the period of time he is employed at Dean Foods. Pursuant to the Executive Incentive Compensation Plan, he will be eligible to earn up to 200% of his target bonus if the earnings per share targets are exceeded.
     At or shortly after the beginning of his tenure he will be granted options to purchase approximately 110,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date preceding the grant. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of grant, and will expire on the tenth anniversary of the date of grant. In addition, Mr. Callahan will be granted approximately 17,000 restricted stock which will vest in equal installments over a period of five years, beginning on the first anniversary of the date of grant, or earlier if certain share performance targets are met, as well as approximately 22,500 restricted stock which will vest in equal installments over a period of three years, beginning on the first anniversary of the date of grant. The options and restricted shares will be granted without shareholder approval as an “inducement grant,” as such term is defined by the New York Stock Exchange. He will be eligible for certain other benefits provided to other executives at his level, such as participation in our Deferred Compensation Plan, medical insurance plans, 401(K) plan and Employee Stock Purchase Plan. He will receive certain relocation benefits related to his move to Dallas and COBRA reimbursement until he becomes eligible to participate in our health plans.
     The agreement with Mr. Callahan also provides for certain severance benefits. Specifically, in the event that his employment is terminated for any reason (other than by us “for cause” or by him without “good reason” as such terms are defined in the agreement), he will be entitled to receive cash in an amount equal to two times the sum of his base annual salary plus his target bonus for the year of termination.
     We intend to enter into a Change in Control Agreement with Mr. Callahan, in substantially the form that we filed as Exhibit 10.24 to our 2005 Annual Report on Form 10-K. Pursuant to that agreement, we will agree to provide Mr. Callahan with certain benefits if, in connection with or within two years after a change in control of Dean Foods Company, he is terminated by us without “cause” or he resigns for “good reason” as such terms are defined in the agreement. Such benefits would include a lump sum of cash equal to three times his base annual salary plus his target bonus for the year of termination. He also would be entitled to a pro-rated bonus for the portion of the year served prior to his termination, plus the unvested balance of his 401(K) account, plus three times the amount of the most recent company match into his 401(K) account. He would be entitled to a gross-up for any applicable excise taxes. We also would continue his health insurance benefits for two years after his termination and provide him certain outplacement services. In addition, Mr. Callahan would have the right, at any time during the 13th month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he had been terminated by the Company during the two years after a change in control as described above. All of his unvested stock options and restricted shares, if any, would automatically vest upon a change in control.
     We also intend to enter into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Callahan pursuant to which Mr. Callahan will acknowledge that Dean Foods owns all intellectual property related to its business. Mr. Callahan also will agree not to disclose any of our confidential information or compete with Dean Foods at any time during his employment and for a period of two years following termination of his employment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2006	DEAN FOODS COMPANY
	By:	/s/ Steven J. Kemps
Steven J. Kemps
Senior Vice President and Deputy General Counsel